Exhibit 10.2

CELATOR PHARMACEUTICALS, INC.

200 PrincetonSouth Corporate Center, Suite 180

Ewing, NJ 08628

May 9, 2014

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Attention: Mr. Manuel A. Henriquez

Ladies and Gentlemen:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Celator Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the Company hereby grants to Hercules Technology Growth Capital, Inc., a Maryland corporation (“Hercules”), the right to participate in and/or designate one or more of its Affiliates (Hercules, together with such Affiliates, collectively, “Hercules Purchasers”) to participate in any one or more Subsequent Financings (as defined below) of the Company selected by Hercules in its sole discretion by permitting all Hercules Purchasers who participate in such Subsequent Financings to purchase up to a maximum aggregate (for all Subsequent Financings) of $2,000,000 of Subsequent Financing Securities (as defined below) therein. Hercules Purchasers shall have no obligation to purchase Subsequent Financing Securities in any Subsequent Financing. Each Hercules Purchaser purchasing Subsequent Financing Securities shall be an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”).

As used herein:

“Affiliate” means a business entity that directly or indirectly Controls, is Controlled by, or is under the common Control of a party hereto, and “Control” (and each derivative of such term) of an organization or entity shall mean: (i) ownership or direct or indirect control of 50% or more of the outstanding voting shares or other ownership interests of such organization or entity; or (ii) direct or indirect possession of the power to elect or appoint 50% or more of the members of the board of director or other governing body of such organization or other entity.

“Subsequent Financing” means each sale and issuance by the Company on or after the date hereof, in a single transactions or series of related transactions, of shares of its common stock, convertible preferred stock or other equity securities of the Company, whether or not currently authorized (or instruments exercisable for or convertible into shares of common stock, convertible preferred stock or other equity securities of the Company), to one or more investors for cash for financing purposes in an offering that is broadly marketed to multiple investors, other than a sale effected pursuant to an effective registration statement under the Act.

“Subsequent Financing Securities” means, with respect to any Subsequent Financing, the class and series of common stock, convertible preferred stock or other equity security of the Company, whether or not currently authorized (or instruments exercisable for or convertible into shares of common stock, convertible preferred stock or other equity securities of the Company), sold and issued by the Company to the investor purchasers in such Subsequent Financing.

The purchase by each Hercules Purchaser of Subsequent Financing Securities in any Subsequent Financing shall be made, subject to the provisions of this letter (and subject to Hercules’ rights set forth in the Loan Agreement (as defined below)), upon the same terms and conditions (including, without limitation, price) as purchases by the other investor purchasers of Subsequent Financing Securities therein, and each such Hercules Purchaser shall execute the definitive stock or securities purchase agreement, investor rights agreement, stockholders agreement, voting agreement and other agreements and documents (collectively, the “Operative Documents”) executed by such other investor purchasers in connection with such Subsequent Financing. As used herein, “Loan Agreement” means that certain Loan and Security Agreement of even date herewith among the Company, the several banks and other financial institutions or entities from time to time Lender parties thereto, and Hercules in its capacity as administrative agent for itself and the Lender(s), as amended and/or restated and in effect from time to time.

The Company shall give Hercules not less than fifteen (15) days written notice prior to the anticipated closing of each Subsequent Financing summarizing the principal terms and conditions of such Subsequent Financing (including, without limitation, price and the principal institutional investor purchasers), and shall provide such drafts and definitive copies of the Operative Documents and other documents and information in connection with such Subsequent Financing as are provided to the other investor purchasers or prospective investor purchasers of Subsequent Financing Securities therein. Hercules may exercise its purchase right hereunder on behalf of itself or any other Hercules Purchaser(s) by delivering written notice thereof to the Company no later than the later to occur of (i) five (5) days prior to such anticipated closing, and (ii) ten (10) days after Hercules’ actual receipt of such Company notice, which notice shall specify the name and address of each Hercules Purchaser participating in such Subsequent Financing and the amount of Subsequent Financing Securities to be purchased by each. The Operative Documents and other materials and information provided by the Company to Hercules Purchasers in connection with each Subsequent Financing shall be held and treated by each such Hercules Purchaser in confidence as Confidential Information (as defined in Section 11.12 of the Loan Agreement) in the same manner and according to the same requirements thereunder as apply to Confidential Information obtained in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral (as such capitalized terms are defined in the Loan Agreement). All notices and other communications from the Company to Hercules hereunder shall be given in accordance with the requirements of the notice provisions set forth in the Loan Agreement.

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This Agreement, and all rights and obligations hereunder, shall expire and terminate on the earlier to occur of (i) expiration or other termination of the Loan Agreement, and (ii) as of immediately prior to the consummation of a Merger Event, as such term is defined in that certain Warrant Agreement of even date herewith issued by the Company to Hercules.

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This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of California, excluding its conflict of laws provisions that would cause the application of the laws of any other jurisdiction.

Very truly yours,

CELATOR PHARMACEUTICALS, INC.

By:	s/ Scott T. Jackson
Name: Scott T. Jackson
Title: Chief Executive Officer

Acknowledged and agreed to:

HERCULES TECHNOLOGY GROWTH

CAPITAL, INC.

By:	s/ Michael Penney
Name: Michael Penney
Its: General Counsel

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